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                                                                   Exhibit 10.27


                              EMPLOYMENT AGREEMENT



         AGREEMENT made as of this 5th day of May, 1998, by and between BayCorp Holdings, Ltd., a Delaware corporation with its principal place of business located at 100 Main Street, Suite 201, Dover, New Hampshire 03820 (the "Company"), and Frank W. Getman, Jr., residing at 410 Richards Avenue, Portsmouth, New Hampshire 03801 ("Executive").

                                     RECITAL

         The Company and Executive are parties to an Employment Agreement dated as of July 31, 1995, as amended (the "Prior Agreement"). The parties hereto wish to enter into this Agreement in substitution for the Prior Agreement.

         1.       EMPLOYMENT.

                  The Company hereby employs Executive, and Executive hereby accepts such employment, in accordance with the terms and subject to the conditions set forth in this Agreement.

         2.       POSITION AND DUTIES.

                  a. Subject to the provisions of this Agreement, the Company shall employ Executive, and Executive shall serve the Company, as President and Chief Executive Officer and/or any other titles as may be designated from time to time by the Board of Directors (the "Board") of the Company. Executive shall report to the Board.

                  b. Executive shall have primary authority and responsibility for operational, management and general business matters of the Company and shall perform such executive duties and responsibilities on behalf of the Company and its Affiliates (as defined below) as may be prescribed from time to time by the Board. Executive shall devote his full-time best efforts to the business of the Company so as to increase the profitability and shareholder value of the Company; and Executive shall not during the term of this Agreement be engaged in any other business activity, unless written approval is first secured from the Board. The preceding sentence shall not be deemed to prohibit Executive's activities relating to his ownership and management of a certain residential apartment building located in Oneonta, New York and a certain condominium located in Brighton, Massachusetts, provided that the ownership and management of such building and condominium does not interfere with Executive's duties hereunder. As used herein, "Affiliates" shall mean entities controlling, controlled by or under common control with the Company. The Executive agrees upon the Board's request, to serve on the Board (or any Affiliates's boards of directors) for no additional consideration. The Executive acknowledges and agrees that, incident to a material transaction involving the Company, his title and duties may be shared with a "Co-Chief Executive Officer"


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(and the same, in and of itself, shall not constitute a "Material Adverse
Change," as defined below).

         3.       TERM OF EMPLOYMENT. Unless sooner terminated as provided in
Section 6 below, the term of this Agreement shall be approximately two (2) years, commencing on May 5, 1998 (the "Commencement Date") and ending on July 31, 2000 (the "Expiration Date"). As used herein, the word "Term" shall refer to the period beginning on the Commencement Date and ending on the effective date of the termination of Executive's employment with the Company as provided in this Agreement.

         4. COMPENSATION; BENEFITS. For all services rendered by Executive pursuant to this Agreement, the Company shall compensate Executive, during the Term of Executive's employment hereunder, as follows:

                  a. ANNUAL SALARY; DISCRETIONARY BONUS. From and after the Commencement Date, Executive shall be paid an annual base salary of $150,000 per year, which shall be payable in equal bi-weekly installments. After the first anniversary of the Commencement Date, such base salary shall be increased to $160,000 per year. The Executive shall also be eligible to receive, from time to time, one or more discretionary bonuses to be determined by the Board. All salary and bonus payments to Executive shall be subject to payroll tax and related deductions as required by law.

                  b. LOAN. The Company shall lend to Executive the sum of $25,000 (the "Loan Amount"), which sum shall be paid to Executive promptly after the Commencement Date, and of which at least 80% of which shall be used to purchase common stock of the Company on the open market. One-half (1/2) of the Loan Amount (or $12,500) shall be forgiven, and Executive shall have no obligation to repay the Company with respect to such forgiven amount (a "Forgiven Loan Amount"), on each anniversary of the Commencement Date. Notwithstanding the foregoing sentence, in the event that the employment of Executive is terminated by the Company for "Cause" (as defined in Section 6.c. below) or by Executive in violation of the terms of this Agreement prior to the Expiration Date, Executive shall, within thirty (30) days following such termination, repay to the Company the Loan Amount, less any Forgiven Loan Amount (the "Adjusted Loan Amount"), together with interest accrued on the Adjusted Loan Amount, as calculated from the Commencement Date through the date of such termination, at the rate of six percent (6%) per annum.

                  c. INSURANCE. During the Term, the Company shall continue to pay life insurance and disability insurance premiums with respect to the Executive, consistent with past practices and subject to the Executive's continued eligibility for coverage at reasonable rates.

                  d. EXECUTIVE BENEFITS; VACATION. During the term of his employment hereunder, Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made


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available to executive employees of the Company, as such plans or programs may be in effect from time to time and as determined by the Board, including, without limitation, 401(K) plans and health insurance and life insurance plans not covered above. Executive shall be entitled to three (3) weeks of paid vacation per calendar year or a pro rata number of vacation days for a period that is less than a complete calendar year in accordance with the Company's vacation policy in effect from time to time.

                  e. REIMBURSEMENT OF EXPENSES. Executive shall be reimbursed for reasonable business expenses incurred in connection with carrying out the business of the Company, subject to authorization and documentation in accordance with the Company's policies in effect from time to time.

         5.       CONFIDENTIAL INFORMATION; NON-COMPETITION; ANTI-RAIDING.

                  a. Executive agrees that all operating and/or financial data and projections, plans, contracts, agreements, literature, manuals, brochures, books, schedules, correspondence and other materials furnished, disclosed or otherwise made available to Executive by the Company or its Affiliates, or secured through the efforts of Executive, relating to the business conducted by the Company and/or its Affiliates, are and shall remain the property of the Company and/or its Affiliates, and Executive agrees to deliver all such materials, including all copies or abstracts thereof, to the Company upon the termination of Executive's employment hereunder, or at any other time at the Company's request.

                  b. Executive agrees that, except in the good faith performance of his duties and responsibilities under this Agreement or as required by order of a court or governmental agency having jurisdiction, he will not at any time during or after his employment with the Company use, reveal, divulge or make known to any person or entity any confidential or proprietary knowledge or information concerning the Company or its Affiliates, including without limitation any such information concerning any equipment, facilities, contracts, leases, operating and/or financial data and projections, processes, developments, schedules, lists, plans or other matters relating to the business of the Company or its Affiliates and will retain all knowledge and information Executive acquired during his employment therewith relating to the business of the Company or its Affiliates in trust in a fiduciary capacity for the sole benefit of the Company, its Affiliates and their respective successors and assigns. Executive's obligations under this Section 5.b. shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Executive of this Agreement, (ii) is generally disclosed to third parties (excluding counsel, accountants, financial advisors, employees, agents and material creditors of the Company) by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board.

                  c.       During the Term and for a period of one (1) year




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thereafter, Executive shall not (i) enter into the employment of, or act as a consultant, director, officer, or employee of, or render any service or advice to, any other business, partnership, association, corporation or other entity engaged in the "public utility" industry within one or more of the six New England States, other than the Company or any Affiliate (a "Competing Business"), or (ii) invest or otherwise acquire any interest, whether as a shareholder, lender, partner, proprietor, vendor or otherwise, in any Competing Business (excluding ownership of less than 2% of a class of securities of a publicly-traded company). "Public utility" shall mean for the purposes of this
Section 5.c. any company which directly or indirectly owns or operates facilities used for the generation, transmission, or distribution of electric energy for sale.

                  d. During the Term and for a period of two (2) years thereafter, Executive will not, directly or indirectly, entice, induce or in any manner influence any person who is, or shall have been during such period, in the service of the Company, to leave such service for the purpose of engaging in a Competing Business, or being employed or engaged by or otherwise associated with any person or entity which is a Competing Business.

                  e. The provisions of this Section 5 shall survive the termination of this Agreement and the termination of Executive's employment with the Company and shall run to and inure to the benefit of the Company and its successors and assigns. Executive represents, warrants and acknowledges that he has carefully read this Section 5, that he has had an opportunity to have the provisions contained herein explained to him by his attorney, and that he understands the provisions contained herein. Executive further acknowledges that, by reason of his training, skills, experience and employment hereunder, the services to be rendered by him under the provisions of this Agreement and their value to the Company are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services, and he further acknowledges that a violation by him of any of the provisions of this
Section 5 could cause continuing material and irreparable injury to the Company and that in such event money damages would not be readily calculable and the Company would not have an adequate remedy at law. Executive acknowledges and agrees that (i) the restrictions under this Section 5 are reasonable and will not interfere with Executive's ability to earn a livelihood or impose upon him any undue hardship, and (ii) any breach of the covenants, provisions and restrictions contained in this Section 5 shall cause, and shall be deemed to be, a fundamental and material breach of Executive's fiduciary and contractual obligations to Employer. Therefore, Executive agrees that the Company shall be authorized and entitled to obtain from any court of competent jurisdiction, interim and permanent equitable relief, including without limitation, injunctive relief, in the event of any such breach or threatened breach, together with payment of reasonable attorneys' fees and disbursements and any other costs of enforcement incurred in connection with such breach or threatened breach. These rights and remedies shall be cumulative and shall be in addition to any other rights or remedies whatsoever to which the Company shall



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otherwise be entitled hereunder, at law or otherwise, including the right to seek damages (including any consequential damages) which any court of competent jurisdiction may deem appropriate.

         6. TERMINATION OF EMPLOYMENT. The term of employment may terminate upon the occurrence of any of the following events:

                  a. TERMINATION DUE TO DEATH. Executive's employment hereunder shall terminate upon his death. In such event his estate or his beneficiaries, as the case may be, shall be entitled to:

                           (1)      Salary accrued through the date of death;
                                    and

                           (2) The right to exercise his 125,000 stock options (the "Options"), subject to the terms of the Stock Option Agreements dated as of July 31, 1995 and September 17, 1996 (the "Option Agreements") and the applicable Stock Option Plans.

                  b. TERMINATION DUE TO DISABILITY. The Company may terminate Executive's employment at any time on written notice after his "Disability." "Disability" shall mean Executive's inability by reason of illness or injury substantially to perform his duties and responsibilities under this Agreement, as reasonably determined by a majority of the Board based upon the report of a reputable physician designated by the Board (whom Executive shall permit to examine him), for a period of eight- four (84) consecutive days or one hundred (100) days in any twelve (12) month period. In the event Executive's employment is terminated due to his Disability, he shall be entitled to receive the following:

                           (1) The amount of any disability or retirement benefits provided to Executive by the Company under the provisions of any Company plan for its employees with respect to which Executive is qualified; and

                           (2) Any accrued and unpaid salary through the effective date of termination.

                  c. INVOLUNTARY TERMINATION FOR CAUSE. The Company may terminate Executive's employment at any time for "Cause" on written notice. "Cause" shall mean (i) Executive is convicted of a felony, or a misdemeanor involving moral turpitude; or (ii) the Board determines in good faith, after reasonable notice to Executive and an opportunity for Executive to present his views of the relevant facts and circumstances, that Executive has (A) materially failed or refused to perform competently his duties and responsibilities (after notice and opportunity to cure if such material failure or refusal can be cured) as provided in this Agreement; (B) has breached his duty of loyalty to, or committed any act of fraud, theft or dishonesty against, the Company or any of its Affiliates; or (C) has violated any of his material obligations under this Agreement after


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written notice and a reasonable opportunity (not to be less than ten (10) days)
to cure such default. In the event of such termination for Cause, all rights and benefits of Executive under this Agreement (including without limitation all unexercised Options) shall immediately terminate and in no event shall the Company be obligated to pay Executive any compensation (other than salary and accrued and vested benefits through the date of termination) with respect to any period before or after the date of such termination.

                  d. VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement in a "Qualifying Termination" (as defined in Section 7.d. below).

                  e. OTHER TERMINATION. In the event of the termination of Executive's employment (i) by the Company other than pursuant to the provisions of Subsection 6.a., b. or c. above, or (ii) by Executive following a material breach by the Company of its obligations under this Agreement which remains uncured after written notice to the Company and a reasonable opportunity (not to be less than ten (10) days) to cure such breach:

                  (1) Executive shall be entitled to receive in cash an amount equal to his annual salary (excluding loan forgiveness) from the effective date of such termination through the Expiration Date; PROVIDED, however, that such sum shall be offset by the amount of any compensation earned by Executive through other employment from the effective date of such termination through the Expiration Date (it being understood that Executive shall be under no obligation to mitigate his damages in such event);

                  (2) The Loan Amount (to the extent not then forgiven), together with any interest thereon, shall be immediately forgiven, and Executive shall have no obligation to repay the same;

                  (3) All Options previously issued to Executive (other than the 25,000 "contingent options" awarded to the Executive in 1996 (the "Contingent Options")) shall immediately become exercisable (as provided in the Option Agreements); and

                  (4) The covenants contained in Subsections 5.c. and 5.d. shall not apply.

         If this Agreement expires by its terms on the Expiration Date, the covenant contained in Subsection 5.c. shall only remain in force (i) for (6) months instead of one year and then only if (ii) the Company elects, in its sole discretion, to continue paying the Executive 50% of his then-currently bi-weekly base salary during such restricted period.


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         7.       CHANGE OF CONTROL.

                  a. In the event that Executive's employment by the Company terminates in a Qualifying Termination (as defined in Subsection 7.d. below):

                           (1) Executive shall be entitled to receive in cash upon the Qualifying Termination an amount equal to the greater of (a) the sum of his annual salary (excluding loan forgiveness) from the date of the Qualifying Termination through the Expiration Date or
                                    (b) twice his annual salary (excluding loan forgiveness) immediately prior to the date of the Change in Control;

                           (2) The Loan Amount (to the extent not then forgiven), together with any interest thereon, shall be immediately forgiven, and Executive shall have no obligation to repay the same;

                           (3) All Options (including the Contingent Options) previously issued to Executive shall immediately become exercisable in accordance with the Option Agreements; and

                           (4) The covenants contained in Subsections 5.c and 5.d. shall not apply;

PROVIDED, HOWEVER, that if $500,000 exceeds the sum of (a) the amount payable to Executive under Section 7.a(1), plus (b) the Net Value of the Options (as defined below) exercisable under 7.a(3), the Company will also, subject to subsection 7.b. below, make a cash payment to the Executive equal to the amount of such excess. As used herein, the "Net Value of the Options" shall be equal to the difference obtained by subtracting the aggregate exercise price payable by Executive upon the exercise of the Options from the aggregate fair market value (as of the date of Change of Control) of the Common Shares issuable upon such exercise.

                  b. Payments under this Subsection 7.a. shall be made without regard to whether the deductibility of such payments (or any other "parachute payments," as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), to or for the Executive's benefit) would be limited or precluded by Section 280G and without regard to whether such payments (or any other "parachute payments" as so defined) would subject the Executive to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided that if the total of all "parachute payments" to or for the Executive's benefit, after reduction for all federal, state and local taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (the "Total After-Tax Payments"), would be increased by the limitation or elimination of any payment under this Subsection 7.a., amounts payable under this Subsection 7.a. shall be reduced to the extent, and only to the extent, necessary to maximize the Total After-Tax Payments. The determination as to whether and to what extent payments under this Subsection 7.a. are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by Arthur Andersen or by such other certified public accounting or law firm as the Board may designate prior to a Change of Control of the Company. In the event of any underpayment or overpayment under this Subsection



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7.a. as determined by Arthur Andersen (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872 of the Code.

                  c. For purposes of this Agreement, a "Change of Control" occurs upon the occurrence prior to the Expiration Date of any event specified below:

                           (1) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company, any employee benefit plan maintained by the Company or any subsidiary or one of the three largest shareholders as of the Commencement Date (any such person, a "Permitted Acquiror") acquires or becomes the holder of more than fifty percent (50%) of the Company's voting equity securities, or

                           (2) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation (other than a subsidiary of the Company) or to sell or otherwise dispose of all or substantially all of its assets.

                  d. For purposes of this Agreement, a "Qualifying Termination" occurs if, prior to the earlier of the Expiration Date or the second anniversary of a Change of Control, (a) the employment of Executive is terminated other than for Cause or (b) Executive resigns following any material impairment or material adverse change in his working conditions, authority, autonomy, compensation or benefits immediately prior to the Change of Control, as the same may from time to time have been improved, or otherwise altered with the written consent of Executive such that his position within the Company or its successor is no longer reasonably comparable (a "Material Adverse Change"). An assignment by the Company of all rights and obligations hereunder to an entity into or with which the Company merges or consolidates or to which the Company transfers substantially all of its assets shall not constitute a Material Adverse Change in and of itself so long as such entity fully assumes the Company's obligations under this Agreement. In the event that both Subsection 6.e. and this Subsection 7.d. are applicable, the provisions of this Section shall exclusively govern Executive's



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rights and remedies.

         8.       MISCELLANEOUS.

                  a. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Hampshire without reference to principles of conflict of laws. Any dispute, action or proceeding arising hereunder shall be maintained in the state or federal courts located in New Hampshire and each party hereto consents to service of process in the manner provided in Subsection b. of this Section 8 (which shall constitute "personal service").

                  b. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such other address as to which such party may subsequently give such notice:

If to the Company:
                     BayCorp Holdings, Ltd.
                     200 Main Street
                     Dover, New Hampshire  03820

                     Attention: John Tillinghast, Chairman


If to Executive:     410 Richards Avenue
                     Portsmouth, New Hampshire  03801


Copies of all notices to the Company shall be sent to Martin D. Sklar, Esq., Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, 18th Floor, New York, New York 10176. Copies of all notices to Executive shall be sent to Andrew R. Menard, Esq., Peabody & Arnold, 50 Rowes Wharf, Boston, Massachusetts 02110.

                  c. This Agreement is personal to Executive and shall not be assignable by Executive, except that Executive's rights to compensation and benefits may be transferred in the event of death or Disability by will or operation of law (subject to the terms hereof and of the applicable plans). Subject to the provisions of Section 7.d. above, the Company may assign (without Executive's consent) all rights and obligations hereunder to an entity into or with which the Company merges or consolidates or to which the Company transfers substantially all of its assets. This Agreement shall be binding upon and inure to the benefit of Executive's heirs and legal representatives and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

                  d. Executive and the Company each represents and warrants to the other that such party is fully authorized and empowered to enter into this Agreement and that the entry into and






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performance of such party's obligations hereunder will not violate any agreement between such party and any other person or entity. Executive represents and warrants that he has made a thorough investigation of and is knowledgeable about the facts and circumstances affecting the business and prospects of the Company.

                  e. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. No provision hereof may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company acting at the direction of the Board. No waiver by either party of any breach by the other party of any condition or provision contained herein to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

                  f. Any provision of this Agreement that may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereby waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect. In addition, in the event of any such prohibition or unenforceability, the parties agree that it is their intention and agreement that any such provision, as written, in any jurisdiction shall nonetheless be in force and binding to the fullest extent permitted by the law of such jurisdiction as though such provision had been written in such a manner and to such an extent as to be enforceable therein under the circumstances. Without limitation of the foregoing, with respect to the restrictive covenant contained herein, if it is determined that any such provision is excessive as to duration, scope or area, it is intended that it nonetheless be enforced for such shorter duration or with such narrower scope or area as will render it enforceable, and the court making such determination shall have the power to modify such duration, scope or area, or all of them, and/or to delete specific words or phrases, and such provision shall then be applicable and enforceable in such modified form.

                  g. The Prior Agreement (except with respect to Section 4.b thereof) is hereby terminated and of no further force or effect.

         The parties hereto have signed this Employment Agreement as of the date first written above.




                                   BAYCORP HOLDINGS, LTD.


                                   By: /s/ Charles Leeds
                                       ------------------------------------
                                       Charles Leeds, Director


                                       /s/ Frank W. Getman Jr.
                                       ------------------------------------
                                       Frank W. Getman Jr.